Exhibit 99.2

FORM OF LETTER
CACHE, INC.

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights
Distributed to Stockholders
of Cache, Inc.

May     , 2014

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the "Rights Offering") by Cache, Inc. ("Cache") of shares of Cache common stock, par value $0.01 per share (the "Common Stock"), pursuant to non-transferable subscription rights (the "Rights") distributed to all holders of record of shares of Common Stock at 5:00 p.m., New York City time, on May 8, 2014 (the "Record Date"). The Rights and Common Stock are described in the accompanying offering prospectus covering the Rights and the shares of Common Stock issuable upon their exercise dated May 9, 2014 (the "Prospectus").

        In the Rights Offering, Cache is offering an aggregate of 7,500,000 shares of Common Stock, as described in the Prospectus.

        The Rights will expire, if not exercised prior to 5:00 p.m., New York City time, on May 22, 2013, unless extended (the "Expiration Time") by the board of directors in its sole discretion.

        As described in the Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to approximately 34.2% of a whole Right for each share of Common Stock owned of record as of 5:00 p.m., New York City time, on the Record Date. Each whole Right allows the holder thereof to subscribe for one share of Common Stock (the "Basic Subscription Right") at the cash price of $2.00 per full share (the "Subscription Price"). For example, if a Rights holder owned 100 shares of Common Stock as of 5:00 p.m., New York City time on the Record Date, it would receive 34 Rights (rounded down from approximately 34.2 Rights) and would have the right to purchase 34 shares of Common Stock for the Subscription Price.

        If a Rights holder purchases all of the shares of common stock available to it pursuant to its Basic Subscription Right, it may also exercise an over-subscription right (the "Over-Subscription Right") to purchase shares of Common Stock that are not purchased by stockholders through the exercise of their Basic Subscription Rights (such shares, determined taking into account the limitation described in the remainder of this sentence, the "Unsubscribed Shares"), subject to the limitation that if any Over-Subscription Rights are exercised, Cache will not issue a number of shares in excess of 7,500,000 pursuant to the exercise of Basic Subscription Rights and Over-Subscription Rights.

        To the extent the number of the Unsubscribed Shares is not sufficient to satisfy all of the properly exercised Over-Subscription Right requests, then the Unsubscribed Shares will be prorated among those who properly exercised their Over-Subscription Right in proportion to the number of shares of Common Stock each Rights holder owned as of 5:00 p.m., New York City time, on the Record Date, relative to the number of shares owned as of 5:00 p.m., New York City time, on the Record Date by all Rights holders exercising the Over-Subscription Right.

        If this allocation results in a Rights holder receiving a greater number of shares of Common Stock than such Rights holder subscribed for pursuant to the exercise of the Over-Subscription Right, such Rights holder will only be allocated the number of shares of Common Stock for which such Rights holder subscribed and the remaining shares will be allocated among the other Rights holders exercising the Over-Subscription Right on the same pro rata basis described above.

        Each Rights holder will be required to submit payment in full for all the shares it wishes to buy with its Basic Subscription Right and its Over-Subscription Right. Because Cache will not know the total number of Unsubscribed Shares prior to the Expiration Time, if a Rights holder wishes to maximize the number of shares it may purchase pursuant to the Rights holder's Over-Subscription Right, the Rights holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the number of shares of Common Stock such holder would like to purchase under its Basic Subscription Right and its Over-Subscription Right, such number of shares to be determined by the Rights holder based on the assumption that no stockholders other than such holder purchases any shares of Common Stock pursuant to their Basic Subscription Right and Over-Subscription Right. Fractional Rights remaining after aggregating all of the Rights distributed to you will be rounded down to the nearest whole number to ensure that Cache offers no more than 7,500,000 shares of Common Stock in the Rights Offering. Any excess subscription payments received by Continental Stock Transfer and Trust Company (the "Subscription Agent") will be returned, without interest, as soon as practicable.

        Cache can provide no assurances that each Rights holder will actually be entitled to purchase the number of shares of Common such Rights holder requests upon the exercise of its Over-Subscription Right. Cache will not be able to satisfy a Rights holder's exercise of the Over-Subscription Right if the Rights Offering is subscribed in full, and Cache will only honor an Over-Subscription Right to the extent sufficient Unsubscribed Shares are available, subject to the limitations set forth above.

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  To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Rights holder pursuant to the Over-Subscription Right is less than the amount such Rights holder actually paid in connection with the exercise of the Over-Subscription Right, such Rights holder will be allocated only the number of Unsubscribed Shares available to it, and any excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

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  If a Rights holder properly exercises its Over-Subscription Right for an aggregate amount of shares that is less than or equal to the number of Unsubscribed Shares, such Rights holder will be allocated the number of Unsubscribed Shares for which such Rights holder actually paid in connection with the Over-Subscription Right. See "The Rights Offering—The Subscription Rights—Over-Subscription Right."

        The Rights are non-transferable during the course of the Rights Offering.

        Cache is asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them.

        All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Cache or the Subscription Agent.

        Enclosed are copies of the following documents:

          1.     The Prospectus;

          2.     Instructions as to the Use of Cache, Inc. Non-Transferable Rights Certificates;

          3.     A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee (including a Beneficial Owner Election Form), with an attached form of instruction;

          4.     Nominee Holder Certification; and

          5.     A return envelope addressed to Continental Stock Transfer and Trust Company, the Subscription Agent.

        Your prompt action is requested. To exercise the Rights, you should deliver the properly completed and signed Nominee Holder Certification, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Right, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Nominee Holder Certification with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Time will expire.

        Additional copies of the enclosed materials may be obtained from Morrow & Co., LLC, the Information Agent. The Information Agent's telephone number is 1-800-662-5200. Any questions or requests for assistance concerning the rights offering should be directed to the Information Agent.

Very truly yours,
Cache, Inc.